EXHIBIT 99.1

Hub Group Reports First Quarter 2025 Results

Highlights:

  Diluted earnings per share (EPS) of $0.44 for the first quarter in-line with prior year
  First quarter revenue of $915 million
  Operating income of $37 million or 4.1% of revenue, a 40-basis point improvement over Q1 2024
  Returned $21 million to shareholders in the first quarter through share repurchases and dividends
  Ended the quarter with cash of $141 million
  Net debt/EBITDA of 0.4x

OAK BROOK, Ill., May 08, 2025 (GLOBE NEWSWIRE) -- Hub Group, Inc. (Nasdaq: HUBG) announced first quarter 2025 net income of $27 million and diluted earnings per share of $0.44. Net income for the first quarter of 2024 was $27 million, or $0.44 per diluted share.

“I am proud of the team’s performance in the first quarter as we remained focused on yield management, cost containment and operating efficiency initiatives, resulting in an operating income margin of 4.1%, a 40-basis point improvement over last year and a 20-basis point improvement over the fourth quarter. This included a 70-basis point improvement in our Logistics segment operating margins versus last year. Looking ahead we are focused on providing exceptional service and value to our customers while effectively managing our costs and investing in our business to deliver long term growth,” said Phil Yeager, Hub Group’s President, Chief Executive Officer, and Vice Chairman.

First Quarter 2025 Results

Consolidated revenue for the first quarter of 2025 of $915 million, an 8% decline from $999 million reported in the first quarter of 2024. Strong intermodal volume growth of 8% was offset by lower revenue per unit in intermodal and brokerage, decreased fuel revenue, and slowing shipping patterns in our Logistics segment.

First quarter purchased transportation and warehousing costs of $658 million decreased 11% compared to prior year due to lower rail and third-party warehouse costs. Salaries and benefits of $149 million were 3% higher than prior year driven by additional warehouse and driver team members and the addition of EASO. Depreciation and amortization of $33 million decreased 15% in the quarter. Insurance and claims of $11 million decreased 14% due to lower claim costs in the quarter. General and administrative expenses of $27 million were comparable to the prior year.

Operating income for the first quarter was $37 million or 4.1% of revenue, a 40-basis point improvement over the prior year. EBITDA (non-GAAP) for the quarter was $85 million. Net debt/EBITDA was 0.4x, below the leverage target range of 0.75 to 1.25x.

First Quarter 2025 Segment Results

First quarter Intermodal and Transportation Solutions (“ITS”) Segment revenue was $530 million, as compared to $552 million in the prior year due to mix, price and fuel partially offset by higher intermodal volumes. ITS operating income increased to $14 million, or 2.7% of revenue, due to cost control efforts, lower dedicated start-up costs, and improved insurance and claims expenses.

First quarter Logistics Segment revenue was $411 million, as compared to $480 million last year due to lower volume and revenue per load in our brokerage business, exiting of unprofitable business in consolidation and fulfilment, and seasonal softness in managed transportation and final mile businesses. First quarter operating income was $23 million, or 5.7% of revenue, a 70-basis point improvement over prior year as positive contribution from consolidation and fulfillment, managed transportation, and final mile fully offset a lower brokerage margin.

Capital expenditures for the first quarter of 2025 totaled $19 million and, as of March 31, 2025, we had cash of $141 million.

2025 Outlook

We expect 2025 diluted earnings per share will range from $1.75 to $2.25. We estimate revenue of approximately $3.6 billion to $4.0 billion for the full year. We project an effective tax rate of approximately 24% and capital expenditures in the range of $40 million to $50 million for the full year.

Non-GAAP Financial Measures

In this press release, we present certain non-GAAP financial measures, including EBITDA and net debt/EBITDA. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of these non-GAAP financial measures to the most directly comparable measures under GAAP, along with an explanation why management believes these non-GAAP financial measures provide relevant and useful information. These non-GAAP financial measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

Certain Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements, provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that might cause the actual performance of Hub Group to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. Further information on the risks that may affect Hub Group’s business is included in filings it makes with the SEC from time to time, including those discussed under the “Risk Factors” section in Hub Group’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Hub Group assumes no obligation to update any such forward-looking statements.

Conference Call

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on May 8, 2025, to discuss first quarter 2025 results. Hosting the conference call will be Phil Yeager, President, CEO and Vice Chairman and Kevin Beth, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at https://register-conf.media-server.com/register/BIb40a65630f35498fb1da8bc575bbf057 to receive the dial-in number and unique PIN. On the day of the call, dial in approximately ten minutes prior to the scheduled call time and enter the unique participant PIN received during registration. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. A replay will be available for 30 days.

About Hub Group

Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG) with approximately $4 billion in revenue, our nearly 6,000 employees and drivers across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity and innovation. For more information, visit hubgroup.com.

SOURCE: Hub Group, Inc.
CONTACT: Garrett Holland, GHolland@hubgroup.com

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025		2024
		% of		% of
	Amount	Revenue	Amount	Revenue
Operating revenue	$915,216	100.0%	$999,493	100.0%

Operating expenses:
Purchased transportation and warehousing	657,924	71.9%	740,172	74.1%
Salaries and benefits	149,413	16.3%	144,497	14.4%
Depreciation and amortization	32,578	3.6%	38,331	3.8%
Insurance and claims	10,882	1.2%	12,618	1.3%
General and administrative	27,146	2.9%	27,234	2.7%
Loss (gain) on sale of assets, net	(65)	0.0%	(498)	0.0%
Total operating expenses	877,878	95.9%	962,354	96.3%

Operating income	37,338	4.1%	37,139	3.7%

Other income (expense):
Interest expense, net	(1,992)	-0.2%	(2,506)	-0.3%
Other, net	295	0.0%	(170)	-0.0%
Total other (expense) income, net	(1,697)	-0.2%	(2,676)	-0.3%

Income before provision for income taxes	35,641	3.9%	34,463	3.4%

Provision for income taxes	8,447	0.9%	7,410	0.7%

Net income	27,194		27,053

Less: Net income attributable to non-controlling interests	347		-

Net income attributable to Hub Group, Inc.	$26,847		$27,053

Earnings per share
Basic	$0.45		$0.44
Diluted	$0.44		$0.44

Basic weighted average number of shares outstanding	60,190		61,325
Diluted weighted average number of shares outstanding	60,420		61,666

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2025	2024
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$112,674	$98,248
Restricted cash	28,436	28,700
Accounts receivable trade, net	568,610	581,516
Accounts receivable other	10,273	10,880
Prepaid taxes	9,177	15,115
Prepaid expenses and other current assets	23,642	33,870
TOTAL CURRENT ASSETS	752,812	768,329

Restricted investments	18,492	21,642
Property and equipment, net	731,933	739,896
Right-of-use assets - operating leases	221,888	233,651
Right-of-use assets - financing leases	897	1,062
Other intangibles, net	258,744	267,357
Goodwill	812,235	814,309
Other non-current assets	24,524	22,097
TOTAL ASSETS	$2,821,525	$2,868,343

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$263,267	$279,982
Accounts payable other	32,318	29,069
Accrued payroll	27,609	32,833
Accrued other	87,573	91,441
Lease liability - operating leases	44,449	45,492
Lease liability - financing leases	636	663
Current portion of long-term debt	99,564	100,001
TOTAL CURRENT LIABILITIES	555,416	579,481

Deferred consideration	28,436	30,639
Long-term debt	152,504	164,361
Other non-current liabilities	50,083	51,004
Lease liability - operating leases	188,108	197,664
Lease liability - financing leases	193	330
Deferred taxes	150,586	152,913

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2025 and 2024.	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized;
72,303,228 shares issued in both 2025 and 2024;
60,688,110 shares outstanding in 2025 and 60,746,745 shares outstanding in 2024.	723	723
Class B: $.01 par value; 662,300 shares authorized;
574,903 shares issued and outstanding in both 2025 and 2024.	6	6
Additional paid-in capital	208,650	222,039
Retained earnings	2,041,622	2,022,265
Accumulated other comprehensive loss	(1,612)	(1,453)
Treasury stock; at cost, 11,615,118 shares in 2025 and 11,556,483 shares in 2024	(600,886)	(598,583)
Total Hub Group, Inc. equity	1,648,503	1,644,997
Non-controlling interests	47,696	46,954
TOTAL STOCKHOLDERS' EQUITY	1,696,199	1,691,951
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,821,525	$2,868,343

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities:
Net income	$27,194	$27,053
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization of intangibles and right-of-use assets	47,046	49,605
Deferred taxes	(2,054)	(3,025)
Non-cash share-based compensation expense	4,653	4,040
Gain on sale of assets, net	(65)	(498)
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	2,153	370
Accounts receivable, net	13,567	9,652
Prepaid taxes	5,942	7,253
Prepaid expenses and other current assets	10,232	12,468
Other non-current assets	(3,326)	(880)
Accounts payable	(13,532)	(24,755)
Accrued expenses	(10,446)	11,462
Non-current liabilities	(11,329)	(12,229)
Net cash provided by operating activities	70,035	80,516

Cash flows from investing activities:
Proceeds from sale of equipment	3,625	3,442
Purchases of property and equipment	(19,190)	(17,524)
Net cash used in investing activities	(15,565)	(14,082)

Cash flows from financing activities:
Repayments of long term debt	(26,379)	(27,422)
Purchase of treasury stock	(13,814)	(25,756)
Dividends paid	(7,500)	(8,486)
Stock withheld for payments of withholding taxes	(6,531)	(7,626)
Finance lease payments	(163)	(606)
Proceeds from issuance of debt	14,072	11,550
Net cash used in financing activities	(40,315)	(58,346)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	4

Net increase in cash, cash equivalents and restricted cash	14,162	8,092
Cash, cash equivalents and restricted cash at beginning of period	126,948	187,270
Cash, cash equivalents and restricted cash at end of period	$141,110	$195,362

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended March 31,
Operating Revenue	2025	2024
Intermodal and Transportation Services	$530,022	$552,033
Logistics	411,001	480,224
Inter-segment eliminations	(25,807)	(32,764)
Total operating revenue	$915,216	$999,493

	Three Months Ended March 31,
Operating Income	2025	2024
Intermodal and Transportation Services	$14,049	$13,031
Logistics	23,289	24,108
Total operating income	$37,338	$37,139

	Three Months Ended March 31,
Depreciation and Amortization	2025	2024
Intermodal and Transportation Services	$22,025	$27,049
Logistics	10,553	11,282
Total depreciation and amortization	$32,578	$38,331

RECONCILIATION OF NET INCOME TO EBITDA (1) AND NET DEBT / EBITDA LEVERAGE
(in thousands)
(unaudited)

	2024	2024	2024	2025
	Q2	Q3	Q4	Q1	LTM
Net Income	$29,015	$23,603	$24,372	$27,194	$104,184
Interest Expense, net	1,881	1,333	1,858	1,992	7,064
Depreciation and Amortization (2)	49,495	46,374	47,088	47,046	190,003
Provision for Income Taxes	8,566	7,140	5,387	8,447	29,540
EBITDA	$88,957	$78,450	$78,705	$84,679	$330,791

Network Alignment (i)	$-	$8,381	$4,814	$-	$13,195
Transaction Related (ii)	-	947	1,194	-	2,141
Other (iii)	-	1,061	67	-	1,128
Adjusted EBITDA	$88,957	$88,839	$84,780	$84,679	$347,255

EBITDA					$330,791
Net Debt (3)					$140,223
Net Debt / EBITDA					0.4

(1) By providing this Non-GAAP measure of EBITDA and Net Debt / EBITDA Leverage, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability and leverage for the periods presented.

(2) Includes depreciation of property and equipment, amortization of intangible assets and amortization of right-of-use assets.

(3) Total debt (including finance leases) less cash and cash equivalents.

(i) Network alignment expenses include transfer costs, legal fees and other expenses related to consolidating from existing warehouses to improve operational efficiency of our cross dock services, Final Mile and Consolidation and Fulfillment lines of business.

(ii) Transaction related expenses are comprised of due diligence costs, legal fees, insurance fees and other professional service fees incurred as part of the forming of a joint venture with EASO in 2024.

(iii) Other includes non-ordinary expenses related to employee matters.